Exhibit 5.1

OPINION AND CONSENT OF BROUSE McDOWELL, A LEGAL PROFESSIONAL ASSOCIATION

[Letterhead of Brouse McDowell]

April 26, 2019

Avalon Holdings Corporation

One American Way

Warren, Ohio 44484

Ladies and Gentlemen:

We are acting as counsel for Avalon Holdings Corporation (the "Company") in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale by the Company of up to 1,228,000 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Shares”), pursuant to the Avalon Holdings Corporation 2019 Long-term Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have examined such documents, records, and matters of law as we have deemed necessary for the purposes of this opinion. In such examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares which may be issued and sold pursuant to the Plan have been duly authorized and, when issued and sold against payment therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.

Very truly yours, BROUSE McDOWELL, A Legal Professional Association /s/Brouse McDowell